Exhibit (p)(4)

                                 CODE OF ETHICS

                                SEPTEMBER 4, 2002

SECTION I   STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

            This Code of Ethics (the "Code") has been adopted by TD Investment Management Inc. ("TDIM") in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the "Act"). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which TDIM personnel having knowledge of the investments and investment intentions of the Funds (defined below) may abuse their fiduciary duties to the Funds, and otherwise to deal with the types of conflict of interest situations to which Rule 17j-1 is addressed.

            The Code is based on the principle that the directors, officers and employees of TDIM who provide services to a Fund, owe a fiduciary duty to the Fund to conduct their personal securities transactions in a manner that does not interfere with the Fund's transactions or otherwise take unfair advantage of their relationship with the Fund. Access Persons (defined below) are expected to adhere to this general principle as well as to comply with all of the specific provisions of the Code that are applicable to them. They also are expected to comply with the provisions of any other codes of ethics that have been adopted by TDIM or its affiliates that apply to them. Technical compliance with the Code will not automatically insulate any Access Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual's fiduciary duties to a Fund. Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of a Fund and its shareholders. In sum, all Access Persons shall place the interests of a Fund before their own personal interests.

            All Access Persons must read and retain this Code of Ethics and should recognize that they are subject to the provisions hereof.

SECTION II  DEFINITIONS

     (A) "Access Person" means: Tier 1 Access Persons and Tier 2 Access Persons, each, as defined below.

     (B) "Beneficial Ownership" is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "1934 Act") in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

     (C)  "Compliance Officer" means the chief compliance officer of TDIM.

     (D) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.



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     (E)  "Covered  Security" means a security as defined in Section 2(a)(36) of the Act, to wit: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in
          any   profit-sharing    agreement,    collateral-trust    certificate,
          preorganization  certificate  or  subscription,   transferable  share,
          investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, any security future, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. "Covered Security" does not include: (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Act. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in, or security immediately convertible into that Covered Security, and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, "Derivatives"). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

     (F) A "Fund" means an investment company registered under the Act, and any pooled or segregated funds or accounts managed by TDIM.

     (G) "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

     (H) "Limited Offering" means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

     (I) "Security Held or to be Acquired" by a Fund means: (i) any Covered Security which, within the most recent 15 days: (A) is or has been held by the Fund; or (B) is being or has been considered by the Fund or TDIM for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in this Section II(K)(i).


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     (J)  "Segregated  Account Trading" means trading where a portfolio  manager who is an Access Person is invested in the same model as a client, in a segregated account, and is trading alongside the client(s) and the client(s) have been informed of this practice.

     (K) "Tier 1 Access Person" means: (i) any director, officer, or employee of TDIM (or employee of any company in a control relationship to a Fund or TDIM) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations regarding the purchase or sale of securities by a Fund and any natural person in a control relationship to TDIM and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by the Fund. For the elimination of doubt, this definition is intended to cover all employees who are "Investment Personnel" within the meaning set out in Rule 17j-1 under the Act.

     (L) "Tier 2 Access Person" means: (i) any director, officer or employee of TDIM who is not a Tier 1 Access Person; and (ii) any of the following persons who is not a Tier 1 Access Person and who obtains information concerning securities recommendations being made by TDIM prior to the effective dissemination of such recommendations or of the information concerning such recommendations: (a) any person in a control relationship to TDIM, (b) any affiliated person of such controlling person and (c) any affiliated person of such affiliated person.

SECTION III OBJECTIVE AND GENERAL PROHIBITIONS

            Although certain provisions of this Code apply only to Tier 1 Access Persons, all Access Persons must recognize that they are expected to conduct their personal activities in accordance with the standards set forth in Section I above, this Section III and Section VII. Therefore, Access Persons may not engage in any investment transaction under circumstances in which they benefit from or interfere with the purchase or sale of investments by the Fund. In addition, Access Persons may not use information concerning the investments or investment intentions of the Fund, or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Fund.

            Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by a Fund. In this regard, Access Persons should recognize that Rule 17j-1 makes it unlawful for any affiliated person of a Fund, or any affiliated person of an investment adviser of a Fund, directly or indirectly, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund to:

          (i)  employ any device, scheme or artifice to defraud the Fund;

          (ii) make any untrue statement of a material fact to the Fund or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;



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         (iii) engage in any act,  practice or course of business  that operates or would operate as a fraud or deceit upon the Fund; or

          (iv) engage in any manipulative practice with respect to the Fund.

            Access Persons should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by
Section IX below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

SECTION IV  PROHIBITED TRANSACTIONS

     (A) (1) An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security, and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (1) the Fund has purchased or sold the Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next 15 calendar days; or (2) TDIM and its affiliates have within the last 15 calendar days considered purchasing or selling the Covered Security for the Fund or within the next 15 calendar days intend to consider purchasing or selling the Covered Security for the Fund, unless such Access Person:

          (i) obtains advance clearance of such transaction pursuant to Section V; and

          (ii) reports to the Compliance  Officer the  information  described in
          Section VI of this Code.

          (2) Without limiting the generality of the foregoing, Tier 1 Access Persons must obtain approval from TDIM before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

     (B)  The   prohibitions   of  Section  IV  (A)(1)  and  the   pre-clearance
          requirements of Section V do not apply to:

          (1) Purchases that are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment program ("DRIP") (this exception does not apply, however, to optional cash purchases pursuant to a DRIP);

          (2) Purchases of rights issued by an issuer pro rata to all holders of a class of its securities, if such rights were acquired from such issuer, and the exercise of such rights;

          (3)  Options and futures on broadly based market indices;

          (4) Debt securities issued or guaranteed by any G7 country (U.S., Canada, UK, Germany, Italy, Japan);

          (5)  Commodities or futures or options thereon;



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          (6)  Transactions in futures  contracts on U.S.  Treasury  obligations
               (and related options) effected on a U.S. commodities exchange;

          (7) Involuntary (i.e., non-volitional) purchases and sales of Covered Securities;

          (8) Transactions in an account over which the Access Person does not exercise, directly or indirectly, any influence or control; and

          (9)  Transactions which are pursuant to Segregated Account Trading.

     (C) The pre-clearance requirements of Section IV (A)(1)(i) and Section V do not apply to transactions by the following Access Persons, provided that they must report transactions in accordance with Section VI:

          (1)  Any Tier 2 Access Person; and

          (2) Any director, officer or employee of TDIM who is a Tier 1 Access Person solely because he or she obtains information regarding the purchase or sale of Covered Securities by a Fund if such Fund is an investment company registered under the Act that is a money market fund that seeks to comply with Rule 2a-7 under the Act or an index fund that seeks to replicate a securities index and engages in a full replication strategy.

SECTION V   PRE-CLEARANCE PROCEDURES

          (A)  From Whom Obtained.

                        Pre-clearance by a Tier 1 Access Person of a personal transaction in a Covered Security required to be approved pursuant to Section IV above must be obtained from the Compliance Officer of TDIM or, if unavailable, his or her designate. Each of these persons is referred to in this Code as a "Clearing Officer." A Clearing Officer seeking pre-clearance with respect to his or her own transaction shall obtain such clearance from another Clearing Officer.

          (B)  Time of Clearance.

               (1) Tier 1 Access Persons may pre-clear trades only in cases where they have a present intention to effect a transaction in the Covered Security for which pre-clearance is sought. It is not appropriate for a Tier 1 Access Person to obtain a general or open-ended pre-clearance to cover the eventuality that he or she may buy or sell a Covered Security at some future time depending upon market developments. Consistent with the foregoing, a Tier 1 Access Person may not simultaneously request pre-clearance to buy and sell the same Covered Security.

               (2) Pre-clearance of a trade shall be valid and in effect only to the close of trading on that day unless otherwise stated


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                    in the pre-clearance  approval;  provided,  however,  that a pre-clearance expires upon the person becoming aware of facts or circumstances that would prevent a proposed trade from being pre-cleared were such facts or circumstances made known to a Clearing Officer. Accordingly, if a Tier 1 Access
                    Person   becomes   aware   of  new  or   changed   facts  or
                    circumstances that give rise to a question as to whether pre-clearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the person shall be required to so advise a Clearing Officer before proceeding with such transaction.

     (C)  Form.

          Clearance must be obtained by requesting such clearance in a form acceptable by the Compliance Officer, which form shall set forth the details of the proposed transaction, and obtaining the approval of a Clearing Officer (it being permitted that such form submission and approval be made through electronic means). If a Tier 1 Access Person is requesting approval to purchase or sell a Covered Security that is owned by a Fund and such Tier 1 Access Person has responsibility regarding the determination by TDIM of securities to be purchased or sold for such Fund, the Tier 1 Access Person must inform the Clearing Officer of that fact at the time approval to purchase or sell the Covered Security is sought.

     (D)  Filing.

          A record of all pre-clearance requests shall be retained by the Compliance Officer.

     (E)  Factors Considered in Clearance of Personal Transactions.

          A Clearing Officer may refuse to grant clearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, a Clearing Officer will consider the following factors in determining whether to clear a proposed transaction:

               (1) Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Covered Security; and

               (2) Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of the Fund;

               (3) Whether the transaction is likely to affect the Fund adversely; and

               (4) Tier 1 Access Persons are prohibited from profiting from the purchase and sale, or sale and purchase of the same (or equivalent) securities within 60 calendar days. Tier 1 Access Persons may request a waiver from this prohibition. Such requests are to be submitted in writing to the Compliance Officer and provide reason as to why a waiver should be granted from the standard 60 day rule. The 60 day rule shall not apply to Segregated Account Trading.



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     (F)  Monitoring of Personal Transactions After Clearance.

          After clearance is given to a Tier 1 Access Person, the Compliance Officer shall monitor the Tier 1 Access Person's transactions to ascertain whether the cleared transaction was executed on the day pre-clearance was approved, whether it was executed in the specified amounts and what other securities transactions, if any, the Tier 1 Access Person executed.

SECTION VI  REPORTS BY ACCESS PERSONS

     (A)  Personal Securities Holdings Reports.

          All Access Persons shall within 10 days of the date on which they become Access Persons, and thereafter, within 30 days after the end of each calendar year, disclose the title, number of shares and principal amount of all Covered Securities in which they have a Beneficial Interest as of the date the person became an Access Person, in the case of such person's initial report, and as of the last day of the year, as to annual reports. Such report is hereinafter called a "Personal Securities Holdings Report." Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report shall state the date it is being submitted.

     (B)  Quarterly Transaction Reports.

          Within ten (10) days after the end of each calendar quarter, each Access Person shall make a written report to the Compliance Officer of all transactions occurring in the quarter by which he or she acquired or disposed of a direct or indirect Beneficial Interest in any Covered Security. Such report is hereinafter called a "Quarterly Securities Transaction Report."

          A Quarterly Securities Transaction Report shall be on a form approved by the Compliance Officer and must contain the following information with respect to each reportable transaction:

          (1) Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

          (2) Title, interest rate and maturity date (if applicable), number of shares or principal amount of each Covered Security and the price at which the transaction was effected;



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          (3)  Name of the  broker,  dealer  or bank  with or  through  whom the transaction was effected; and

          (4)  The date the report is submitted by the Access Person.

     (C) Duplicate Reporting Exemption.

          An Access Person need not make a Quarterly Transaction Report if all of the information in the report would duplicate information recorded pursuant to Rules 204-2(a)(12) or (13) under the Investment Advisers Act of 1940, as amended.

     (D)  Brokerage Accounts and Statements.

          Access Persons shall:

          (1) identify all securities brokerage and commodities trading accounts in which they trade or hold Securities in which they have a Beneficial Interest ("Accounts") at the time they become an Access Person and, thereafter, identify any new account and the date the Account was established within 10 days after the end of the quarter during which such new Account was established. This information shall be included on the appropriate Quarterly Securities Transaction Report.

          (2) instruct the brokers for their Accounts to provide duplicate account statements to the Compliance Officer.

          (3) on an annual basis, certify that they have complied with the requirements of (1) and (2) above.

     (E)  Form of Reports.

          A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

     (F)  Responsibility to Report.

          It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section VI. Any effort by the Funds, or by TDIM and its affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

     (G)  Where to File Reports.

          All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports must be filed with the Compliance Officer.



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     (H)  Disclaimers.

          Any report required by this Section VI may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Security to which the report relates.

SECTION VII ADDITIONAL PROHIBITIONS

     (A)  Confidentiality of Fund Transactions.

          Until disclosed in a public report to shareholders or to the Securities and Exchange Commission in the normal course, all information concerning the securities "being considered for purchase or sale" by a Fund shall be kept confidential by all Access Persons and disclosed by them only on a "need to know" basis. It shall be the responsibility of the Compliance Officer to report any inadequacy found in this regard to the directors of the Fund.

     (B)  Outside Business Activities and Directorships.

          Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Funds. Similarly, no such outside business activities may be inconsistent with the interests of the Funds. Access Persons may not serve as directors of any public or private company, except with the prior approval of the Compliance Officer. All directorships held by such Access Persons shall be reported to the Compliance Officer.

     (C)  Gratuities.

          Access Persons shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, corporation, association or other entity other than such person's employer that does business, or proposes to do business, with the Fund.

SECTION VIII ANNUAL CERTIFICATION

     (A)  Access Persons.

          Access Persons shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it. Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code.

     (B)  Certification to Funds.

          No less frequently than annually, TDIM must furnish to the respective Fund's board of directors a written report that: (A) describes any

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          issues arising under this Code of Ethics or procedures  since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (B) certifies that TDIM has adopted procedures reasonably necessary to prevent access persons from violating the Code.

SECTION IX  SANCTIONS

            Any violation of this Code shall be subject to the imposition of such sanctions by TDIM as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code. Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Fund and the more advantageous price paid or received by the offending person.

SECTION X   ADMINISTRATION AND CONSTRUCTION

     (A) The administration of this Code shall be the responsibility of the Compliance Officer.

     (B)  The duties of the Compliance Officer are as follows:

          (1) Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any outside directorships held by Access Persons and informing all Access Persons of their reporting obligations hereunder;

          (2) On an annual basis, providing all Access Persons a copy of this Code and informing such persons of their duties and obligations hereunder;

          (3) Maintaining or supervising the maintenance of all records and reports required by this Code;

          (4) Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions against a listing of all transactions effected by the Fund;

          (5) Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

          (6) Conduct of such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the board of directors of the Fund; and

          (7) Submission of a report to the board of directors of the Fund, no less frequently than annually, a written report that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section VIII(B).

     (C) The Compliance Officer shall maintain and cause to be maintained in an easily accessible place at the principal place of business, the following records:

          (1) A copy of all codes of ethics adopted TDIM pursuant to Rule 17j-1 that have been in effect at any time during the past five (5) years;

          (2) A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

          (3)  A copy of each report  made by an Access  Person for at least two
               (2) years after the end of the fiscal year in which the report is made, and for an additional three (3) years in a place that need not be easily accessible;

          (4) A copy of each report made by the Compliance Officer to the board of directors for two (2) years from the end of the fiscal year of the Fund in which such report is made or issued and for an additional three (3) years in a place that need not be easily accessible;

          (5) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule and this Code of Ethics, or who are or were responsible for reviewing such reports;

          (6) A copy of each report required by Section VIII(B) for at least two (2) years after the end of the fiscal year in which it is made, and for an additional three (3) years in a place that need not be easily accessible; and

          (7) A record of any decision, and the reasons supporting the decision, to approve the acquisition by Tier 1 Access Persons of securities in an Initial Public Offering or Limited Offering for at least five (5) years after the end of the fiscal year in which the approval is granted.

     (D) In the event this Code is materially amended, the amended Code must be submitted to the board of directors of each Fund that has approved the Code promptly, and in no case later than six months after adoption of such amendment.

                                   APPENDIX A

TO: TDIM Compliance, CT Tower, 34th Floor

CODE OF ETHICS AND PERSONAL TRADING POLICY ACKNOWLEDGEMENT

I hereby certify that I have received a copy, read and agree to be bound by the TD Investment Management Inc. Code of Ethics, which includes the Personal Trading Policy.

I understand that any violations of the Code of Ethics and Personal Trading Policy may subject me to discipline up to and including dismissal as well as civil and possibly criminal penalties.

Print Name: __________________________________

Signature:  __________________________________

Date:       __________________________________

                                   APPENDIX B

                    ANNUAL DECLARATION OF INVESTMENT ACCOUNTS

June 2002

In accordance with the Code of Ethics for TD Investment Management Inc., all employees are required to direct their broker to send copies of their trade confirmations and statements of account to the Compliance Department for review. Based on our records, the following accounts represent your Investment Accounts which are currently being received by the Compliance Department. Please note that you are required to declare annually all Investment Accounts where you or an Access Person related to you (i.e. Spouse or child living in the same household) have control or a direct/indirect interest.

Please confirm that the accounts listed below represent ALL Investment Accounts held by you or an Access Person. If incomplete, please provide details of any missing account information.

Employee Name:  _______________________________________

Account Number                 Investment Dealer          Account Holder Name

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


I hereby acknowledge that the above represents ALL Investment Accounts held by me or an Access Person related to me as at today's date. I also acknowledge that I am required to disclose to the Compliance Department the opening of any new Investment Accounts in a timely manner.

--------------------------                      ------------------------------
Print Name                                                  Signature



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